EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-68163 of Clark, Inc. on Form S-8, in the Registration Statement No. 333-68982 of Clark, Inc. on Form S-8, in the Registration Statement No. 333-46104 of Clark, Inc. on Form S-3, in the Registration Statement No. 333-106538 on Form S-8 and in the Registration Statement No. 333-72232 of Clark, Inc. on Form S-3 of our reports dated March 2, 2005, relating to the financial statements and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Clark, Inc. and subsidiaries for the year ended December 31, 2004.


/s/ Deloitte and Touche LLP

Chicago, Illinois
March 2, 2005